EXHIBIT 4.3

AMENDMENT 2009-2

TO THE

RCM TECHNOLOGIES, INC.

2001 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, RCM Technologies, Inc. (the “Company”) maintains the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan (the “Plan”) for the benefit of its and its subsidiaries eligible employees;

WHEREAS, the Company desires to amend the Plan to reduce the service requirement for an employee to become eligible to participate in the Plan from one year to six months; and

WHEREAS, pursuant to Section 5.06 of the Plan, the Board of Directors of the Company (the “Board”) may, at any time and from time to time, amend the Plan in any respect, subject to stockholder approval if required under section 423 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in accordance with the foregoing, effective as of September 30, 2009, the Plan is hereby amended as follows:

1.           Section 1.08(iv) of the Plan is hereby amended in its entirety to read as follows:

“(iv)           Who has completed at least six months of service with the Employer, including any period of service with any predecessor business unit acquired by the Employer (whether by asset purchase, stock purchase, merger or otherwise).”

2.           As thus amended, the Plan, including Amendment 2009-1, and this Amendment 2009-2 thereto hereby constitute the Plan.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2009-2 to the Plan, the Board has caused the execution of this instrument on this 16th day of September, 2009.

RCM TECHNOLOGIES, INC.

By:	/s/ Leon Kopyt
Leon Kopyt President and CEO